Exhibit (a)(1)(I)

              [FORM OF E-MAIL CONFIRMATION OF RECEIPT OF LETTER OF
                        TRANSMITTAL/NOTICE OF WITHDRAWAL]

To:      Name of Option Holder

CONFIRMATION OF RECEIPT OF LETTER OF TRANSMITTAL/NOTICE OF WITHDRAWAL

[ ] We have received your Letter of Transmittal electing to ACCEPT the offer to exchange the eligible options as indicated in your Letter of Transmittal.

[ ] We have received your Notice of Withdrawal electing to REJECT the offer to exchange the eligible options as indicated in your Notice of Withdrawal.

If this is not correct, please re-deliver the Letter of Transmittal or the Notice of Withdrawal containing the correct information.

Please note that you may change your previous election(s) at any time before 11:59 p.m., Eastern Standard Time, on February 23, 2007. If we extend the offer to exchange beyond that time, you may change your previous election at any time until the extended date.

If you have any questions, please call Kara Jenny or send an e-mail to optionexchange@bluefly.com.